Exhibit 10.51
AMENDMENT NO. 2 TO
EMPLOYMENT AGREEMENT DATED SEPTEMBER 28, 2004
WITH JAMES J. GIANCOLA
     This Amendment No. 2 by and among Midwest Banc Holdings, Inc. (the “Company”), Midwest Bank and Trust Company (the “Bank,” and together with the Company, the “Employer”) and James J. Giancola (the “Executive”), dated effective as of March 12, 2008.
R E C I T A L S
     A. The Employer and the Executive are parties to an Employment Agreement entered into as of September 28, 2004, as amended as of January 1, 2006 (the “Agreement”) governing the terms and conditions of Executive’s employment with the Employer.
     B. The Employer desires to continue to employ the Executive and to make certain changes to extend the Term of Employment of the Agreement.
     C. The Employer and the Executive desire to amend certain provisions to the Agreement to comply with Section 409A of the Internal Revenue Code and the Treasury regulations thereunder.
     D. The Employer and the Executive desire to clarify the limitation on the benefits in the event there is a change in control.
     NOW THEREFORE, the parties agree as follows:
     1. Section 1 of the Agreement is deleted in its entirety and replaced with the following, effective January 1, 2008:
     1. Term of Employment. The term of this Agreement and Executive’s employment shall be the period commencing on September 28, 2004 and ending on the second anniversary of the date on which notice of termination of this Agreement is provided by either party to the other party as provided in this Agreement, unless terminated earlier pursuant to Section 4. The employment period shall be referred to herein as the “Term of Employment.”
     2. The first paragraph of Section 14 of the Agreement is deleted in its entirety and replaced with the following, effective January 1, 2008:
     14. Change in Control. Upon a Change in Control, whether or not Executive continues his employment, all of Executive’s outstanding stock options and other incentive awards from the Company in the nature of rights that may be exercised shall become fully exercisable and all restrictions on Executive’s outstanding awards of restricted stock shall lapse. In addition, upon a Change in Control, whether or not Executive continues his employment, the Employer shall pay to Executive a cash lump sum payment equal to 299% of his “Base Amount” (“Change in Control Payment”) as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), within seventy-four (74) days of the Change in Control event; provided, however, that if Executive experiences an Involuntary Termination (as defined in Section 24(d) below) within the one year period following the Change in Control and, as a result of that Involuntary Termination, Executive is entitled to receive, and receives, full payment of the Liquidated Damages (as defined in Section 24(a) below), then the “Change in Control Payment” payable hereunder shall be automatically reduced to a cash lump sum payment equal to 199% of Executive’s compensation as defined in Section 14(g) of this Agreement and any amount paid to Executive in excess of such reduced amount will be treated as a loan to the Executive by the Employer and shall be repayable on the ninetieth day following demand by the Company, together with interest at the lowest “applicable federal rate” provided in Section 1274(d) of the Code, from the date on which the excess amount was paid to Executive through the first day of the month in which the excess amount is repaid. Notwithstanding the foregoing, if the Change in Control Payment to Executive would cause the Employer to contravene any law, regulation or policy applicable to the Employer, the Employer and Executive agree that such Change in Control Payment shall be made to the extent permitted by law, regulation and policy, and the remainder of such Change in Control Payment shall be made from time to time at the earliest time permitted by law, regulation and policy. For purposes of this Agreement, “Change in Control” means:
     3. The Agreement is amended by adding the following Section 24 at the end thereof, effective January 1, 2008:
          24. Damages.
     (a) If the Executive experiences an “Involuntary Termination” (as defined in Section 24(e) below) within the one year period following a Change in Control (as defined in Section 14), such termination of employment shall be subject to the Company’s obligations under this Section 24. In the event of such an Involuntary Termination of the Executive, if the Executive has offered to continue to provide the services contemplated by and on the terms provided in this Agreement and such offer has been declined, then, subject to Section 24(b) of this Agreement, the Company shall pay, as damages for breach of contract (“Liquidated Damages), the Executive a cash lump sum payment equal to (i) the present value (using the Short-Term Applicable Federal Rate on the date the Executive’s employment is terminated) of the Executive’s Base Salary (as defined in Section 3(a) below) that he would have received under this Agreement if the Executive had continued to perform services for the Employer for the two year period remaining in the Term of Employment (such two year period is referred to hereafter as the “Liquidated Damage Period”), and (ii) one half of the Executive’s annual cash incentive compensation (set forth under Section 3(b) hereof) which shall be an amount equal to the average of the amount of the Executive’s annual cash incentive compensation for the last three completed fiscal years immediately preceding the Executive’s termination of employment for the Liquidated Damage Period. The Company shall pay such Liquidated Damages to the Executive within seventy-four (74) days of his Involuntary Termination. In the event Executive is paid Liquidated Damages pursuant to this Section 24(a), Executive shall not be entitled to the severance payment contemplated in Section 3(i)(ii) of this Agreement, but Executive shall be entitled to participate in the Company’s medical, dental and hospitalization benefits as contemplated in Section 3(i)(ii) of this Agreement.

     (b) In the event that the Executive becomes entitled to Liquidated Damages pursuant to Section 24(a), the Company’s obligation thereunder with respect to cash damages shall be reduced by the amount of the Executive’s earned income (within the meaning of Section 911(d)(2)(A) of the Code), if any, from providing personal services during the Liquidated Damage Period. To the extent the provisions of this Section 24(b) are applicable and an overpayment has been made to the Executive as of the expiration of Liquidated Damage Period, the Executive shall reimburse the Company an amount equal to such overpayment.
     (c) The Employer and Executive acknowledge that this Agreement and all amendments effective on or prior to January 1, 2008 were not entered into, amended, or renewed in contemplation of a Change in Control, and that the compensation that Executive would have received during the Liquidated Damage Period would have qualified as reasonable compensation under Section 162 of the Code.
     (d) For purposes of this Section 24, the term “Involuntary Termination” means the termination of the employment of the Executive (i) by either the Company or the Bank or both without his express written consent; or (ii) by the Executive by reason of (1) a material diminution in the Executive’s Base Salary; (2) a material diminution in the Executive’s authority, duties, or responsibilities as Chief Executive Officer and President of both Company and Bank; (3) a material change in the geographic location at which the Executive must perform the services; or (4) any other action or inaction that constitutes a material breach by the Company of this Agreement. The term “Involuntary Termination” does not include discharge for cause within the meaning of Section 4(c)(i)-(v) or termination of employment due to retirement, death, or disability.
     4. The Agreement is amended by adding the following Section 25 immediately after the newly added Section 24, effective January 1, 2008:
          25. Adjustment Due to Excise Tax.
     (a) If it is determined (in the reasonable opinion of independent public accountants then regularly retained by the Company), that any amount payable to Executive by the Company under this Agreement (excluding the Liquidated Damages set forth in Section 24 above) or any other plan, program or agreement under which Executive participates or is a party (collectively, the “Potential Payments”) would constitute an “Excess Parachute Payment” within the meaning of Section 280G (or any similar provision) of the Code, subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the “Excise Tax”), then the Potential Payments payable to the Executive shall be reduced to the extent necessary so that no portion of the Potential Payments payable to the Executive is subject to the Excise Tax. Executive shall be responsible for any and all Excise Tax (or similar taxes imposed upon such payments).
     (b) The determination of the amount of reduction, if any, in the amounts payable to the Executive shall be made in good faith and in the reasonable opinion of the independent public accountants then regularly retained by the Company, and a written statement setting forth the calculation thereof shall be provided to the Executive. If amounts payable to the Executive are to be reduced pursuant to this Section 25, the Executive, in consultation with the chief financial officer, shall determine the compensation and benefits to be so reduced.
     (c) The Company and the Executive hereby recognize that the restrictive covenants in Sections 5, 7 and 8 of this Agreement (“Restrictive Covenants”) have value and that value shall be recognized in the Section 280G calculations by an allocation of the Potential Payments between the Restrictive Covenants and such payments based on the value of the fair market value of the Restrictive Covenants. The Employer shall make the determination of the fair value to be assigned.
     5. The Agreement is amended by adding the following Section 26 immediately after the newly added Section 25, effective January 1, 2008:
     26. Restriction on Timing of Distribution Pursuant to Section 409A. Notwithstanding anything contained herein to the contrary, if at the time of a termination of employment, (i) Executive is a “specified employee” as defined in Section 409A of the Code, and the regulations and guidance thereunder in effect at the time of such termination (“409A”), and, (ii) any of the payments or benefits provided hereunder may constitute “deferred compensation” under 409A, then, and only to the extent required by such provisions to avoid the imposition of a penalty, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of up to six (6) months following the date of termination.
     IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Employer have executed this Amendment No. 2 as of the date set forth above.

Executive:	Employer:

MIDWEST BANC HOLDINGS, INC. for itself and its Subsidiaries

/s/ James J. Giancola	By:	/s/ Daniel R. Kadolph

James J. Giancola	As its:	Executive Vice President and Chief Administrative Officer

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